Exhibit 3.1

Execution Version

FIRST AMENDMENT TO

FIFTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

GENESIS ENERGY, L.P.

THIS FIRST AMENDMENT TO FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF GENESIS ENERGY, L.P. dated as of September 1, 2017 (this “Amendment”) is entered into by Genesis Energy, LLC (the “General Partner”), a Delaware limited liability company and the general partner of Genesis Energy, L.P., a Delaware limited partnership (the “Partnership”), pursuant to the authority granted to the General Partner in Section 13.1 of the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 28, 2010 (the “Partnership Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Partnership Agreement.

RECITALS

WHEREAS, Section 5.6(a) of the Partnership Agreement provides that the Partnership may issue additional Partnership Securities for any Partnership purpose at any time and from time to time to such Persons and for such consideration and on such terms and conditions as the General Partner in its sole discretion shall establish, all without the approval of any Limited Partners;

WHEREAS, Section 5.6(b) of the Partnership Agreement provides that the Partnership Securities authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities) as shall be fixed by the General Partner in the exercise of its sole discretion;

WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner may, without the approval of any Limited Partner or Assignee, amend any provision of the Partnership Agreement that in the discretion of the General Partner is necessary or advisable in connection with the authorization or issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement; and

WHEREAS, the General Partner deems it advisable and in the best interest of the Partnership to effect this Amendment to provide for (i) the creation of a new class of Units to be designated as “Class A Convertible Preferred Units” and to fix the designations, preferences and the relative participating, optional and other special rights, powers and duties pertaining to the Class A Preferred Units (as defined herein), including, without limitation, the conversion of the Class A Preferred Units into Common Units – Class A in accordance with the terms described herein, (ii) the issuance of the Class A Preferred Units to the Class A Purchasers (as defined herein) pursuant to the Class A Preferred Unit Purchase Agreement (as defined herein) and (iii) such other matters as are provided herein;

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the General Partner hereby adopts the following:

A. Amendment. The Partnership Agreement is hereby amended as follows:

1. Article I is hereby amended to add or restate, as applicable, the following definitions in Section 1.1 in the appropriate alphabetical order:

“Affiliate” means, with respect to any Person, any other Person that (i) directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, the Person in question or (ii) owns, beneficially, directly or indirectly, twenty percent (20%) or more of the outstanding capital stock, shares or other equity interests of the Person in question. For purposes of this Agreement, and not in limitation of the foregoing (i) the Partnership, on the one hand, and the Class A Purchasers (solely due to their ownership of Class A Preferred Units or Class A Conversion Units), on the other hand, shall not be considered Affiliates; (ii) any fund, entity or account managed, advised or sub-advised, directly or indirectly, by a Class A Purchaser or any of its Affiliates, or the direct or indirect equity owners, including limited partners of a Class A Purchaser or any of its Affiliates, shall be considered an Affiliate of such Class A Purchaser; provided, however, that, other than for purposes of Sections 4.8, 4.9 and 16.11 hereof, Blackstone shall not be considered or otherwise deemed to be an Affiliate of GSO Capital Partners, GSO or their respective Affiliates that are part of the credit-related businesses of Blackstone, but any fund or account managed, advised or sub-advised by or Controlled by GSO Capital Partners or its Affiliates within the credit-related businesses of Blackstone (including any fund or account Controlled by Blackstone that is a direct investor in a Class A Purchaser) shall constitute an Affiliate of GSO Capital Partners and GSO.

“Average VWAP” per Common Unit – Class A over a certain period shall mean the arithmetic average of the VWAP per Common Unit – Class A for each Trading Day in such period.

“Blackstone” means The Blackstone Group L.P. and all private equity funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed, or Controlled by The Blackstone Group L.P. or its Affiliates that are not part of the credit-related businesses of The Blackstone Group L.P.

“Capital Distributions” has the meaning set forth in Section 5.12(b)(ii)(B)(5).

“Class A Board Observer” means a Person appointed by KKR or GSO, as applicable, pursuant to the Board Observer Agreement, dated the date hereof, by and among the Partnership, the General Partner, KKR and GSO.

“Class A Cash COC Event” means a Class A Change of Control involving a payment of consideration to the holders of Common Units, with more than 90% of such consideration consisting of cash.

“Class A Change of Control” means the occurrence of any of the following events:

(i) the acquisition, directly or indirectly (including by merger), of fifty percent (50%) or more of any of (A) the Common Units – Class A, (B) the Common Units – Class B, (C) the General Partner Interest or (D) the voting equity of the General Partner (in each case, measured by voting power rather than the number of shares, units or other equity interests) by any Person or “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder, if such acquisition gives such Person or “person” (as that term is used in Section 13(d)(3) of the Exchange Act), as applicable, the right to elect more than half of the members of the Board of Directors of the Partnership or the General Partner, as applicable;

(ii) any direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Partnership and its Subsidiaries, taken as a whole, to any Person or group of Persons other than a Permitted Holder;

(iii) the Common Units – Class A are no longer listed or admitted to trading on a National Securities Exchange;

(iv) the removal of the General Partner as general partner of the Partnership by the Limited Partners if the successor General Partner is not a Permitted Holder;

(v) any Change of Control (as defined in the Indenture); or

(vi) any Change in Control (as defined in the Credit Agreement).

“Class A Closing Date” means September 1, 2017.

“Class A COC Conversion Premium” means (i) on or prior to the first anniversary of the Class A Closing Date, one hundred fifteen percent (115%), (ii) after the first anniversary but on or prior to the second anniversary of the Class A Closing Date, one hundred ten percent (110%), (iii) after the second anniversary but on or prior to the third anniversary of the Class A Closing Date, one hundred five percent (105%), and (iv) after the third anniversary of the Class A Closing Date, one hundred one percent (101%).

“Class A COC Conversion Rate” means the greater of (i) the then-applicable Class A Conversion Rate (regardless of whether the Class A Preferred Units are then convertible) and (ii) the quotient of (a) the sum of (x) the product of (A) the sum of (1) the Class A Issue Price, plus (2) all Class A Unpaid Distributions on the applicable Class A Preferred Unit, multiplied by (B) the Class A COC Conversion Premium, plus (y) any Class A Partial Period Distributions on the applicable Class A Preferred Unit, divided by (b) the Average VWAP for the thirty (30) consecutive Trading Days ending on the Trading Day immediately preceding the date of execution of definitive documentation relating to the Class A Cash COC Event.

“Class A Conversion Date” means, with respect to each Class A Preferred Unit, the date on which the Partnership has completed the conversion of such Class A Preferred Unit.

“Class A Conversion Notice” has the meaning set forth in Section 5.12(b)(iv)(D)(1).

“Class A Conversion Notice Date” has the meaning set forth in Section 5.12(b)(iv)(D)(1).

“Class A Conversion Rate” means, as adjusted pursuant to Section 5.12(b)(iv)(F), the quotient of (a) the sum of (i) the Class A Issue Price, plus (ii) any Class A Unpaid Distributions on the applicable Class A Preferred Unit, divided by (b) the Class A Issue Price.

“Class A Conversion Unit” means a Common Unit – Class A issued upon conversion of a Class A Preferred Unit. Immediately upon such issuance, each such converted Class A Conversion Unit shall be considered a Common Unit – Class A for all purposes hereunder.

“Class A Converting Unitholder” means a Class A Preferred Unitholder (i) who has delivered a Class A Conversion Notice to the Partnership in accordance with Section 5.12(b)(iv)(D)(1), (ii) to whom the Partnership has delivered a Class A Forced Conversion Notice in accordance with Section 5.12(b)(iv)(D)(2) or (iii) who has elected to convert its Outstanding Class A Preferred Units pursuant to Section 5.12(b)(v)(B)(1).

“Class A Distribution Default” has the meaning set forth in Section 5.12(b)(i)(D)(1).

“Class A Distribution Payment Date” has the meaning set forth in Section 5.12(b)(i)(C).

“Class A Forced Conversion” has the meaning set forth in Section 5.12(b)(iv)(B)(1).

“Class A Forced Conversion Notice” has the meaning set forth in Section 5.12(b)(iv)(D)(2).

“Class A Forced Conversion Notice Date” has the meaning set forth in Section 5.12(b)(iv)(D)(2).

“Class A Issue Price” means $33.71 per Class A Preferred Unit.

“Class A Junior Securities” means the Common Units and General Partner Interest and any other class or series of Partnership Securities established after the Class A Closing Date that, with respect to distributions on such Partnership Securities of cash or property and distributions upon liquidation, dissolution or winding up of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), ranks junior to the Class A Preferred Units.

“Class A Liquidation Value” means an amount equal to the sum of (i) the Class A Issue Price (subject to appropriate adjustments for any stock splits, combinations or recapitalization with respect to the Class A Preferred Units) plus (ii) all Class A Unpaid Distributions, plus (iii) the Class A Partial Period Distributions, in each case, with respect to the applicable Class A Preferred Unit.

“Class A Maximum Conversion Amount” means a number of Class A Preferred Units that is equal to one-third (33.33%) of the total number of Class A Preferred Units issued on the Class A Closing Date.

“Class A Minimum Conversion Amount” means (i) a number of Class A Preferred Units having an aggregate Class A Issue Price of $50 million, or (ii) if the aggregate Class A Issue Price of the Class A Preferred Units to be converted by the Class A Preferred Unitholder requesting conversion does not equal or exceed $50 million, then all of the Class A Preferred Units held by such Class A Preferred Unitholder.

“Class A Minimum Redemption Amount” means (i) a number of Class A Preferred Units having an aggregate Class A Issue Price of $200 million, or (ii) such lesser amount, if the redemption is for all Class A Preferred Units then Outstanding.

“Class A Parity Equivalent Units” has the meaning set forth in Section 5.12(b)(iii).

“Class A Parity Securities” means any class or series of Partnership Securities established after the Class A Closing Date that, with respect to distributions on such Partnership Securities of cash or property and/or distributions upon liquidation, dissolution or winding up of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), ranks pari passu with the Class A Preferred Units.

“Class A Partial Period Distributions” means, with respect to a conversion, exchange or redemption of Class A Preferred Units or a liquidation, an amount equal to the sum of (i) the product of (a) the Class A Preferred Unit Distribution Amount multiplied by (b) a fraction, (x) the numerator of which is the number of days elapsed in the Quarter in which such conversion, exchange, redemption or liquidation occurs and (y) the denominator of which is the total number of days in such Quarter, plus (ii) to the extent such conversion, exchange, redemption or liquidation occurs prior to the Class A Distribution Payment Date in respect of the Quarter immediately preceding such conversion, exchange, redemption or liquidation, an amount equal to the Class A Preferred Unit Distribution Amount.

“Class A PIK Payment Date” has the meaning set forth in Section 5.12(b)(i)(E).

“Class A PIK Unit” means a Class A Preferred Unit issued pursuant to a Class A Preferred Unit Distribution in accordance with Section 5.12(b)(i)(B).

“Class A Preferred Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and assignees, and having the rights and obligations specified with respect to a Class A Convertible Preferred Unit in this Agreement, including Class A PIK Units.

“Class A Preferred Unit Distribution” has the meaning set forth in Section 5.12(b)(i)(A).

“Class A Preferred Unit Distribution Amount” has the meaning set forth in Section 5.12(b)(i)(A).

“Class A Preferred Unit Purchase Agreement” means the Class A Convertible Preferred Unit Purchase Agreement, dated as of August 2, 2017, by and among the Partnership and the Class A Purchasers.

“Class A Preferred Unit Reset Majority” means the affirmative vote or consent of the holders of not less than fifty percent (50%) of the Outstanding Class A Preferred Units, voting separately as a class with one vote per Class A Preferred Unit; provided, that a Class A Preferred Unit Reset Majority must include the consent of (i) GSO, so long as GSO and/or its Affiliates collectively own at least 25% of the Outstanding Class A Preferred Units and (ii) KKR, so long as KKR and/or its Affiliates collectively own at least 25% of the Outstanding Class A Preferred Units.

“Class A Preferred Unit Supermajority” means the affirmative vote or consent of the holders of not less than seventy-five percent (75%) of the Outstanding Class A Preferred Units, voting separately as a class with one vote per Class A Preferred Unit.

“Class A Preferred Unitholder” means a holder of a Class A Preferred Unit.

“Class A Purchaser” and “Class A Purchasers” have the meanings ascribed to the terms “Purchaser” and “Purchasers,” respectively, in the Class A Preferred Unit Purchase Agreement.

“Class A Purchaser Holder” means, with respect to each Class A Preferred Unit, any Class A Preferred Unitholder that either (i) is a Class A Purchaser, (ii) was the recipient of a transfer of such Class A Preferred Unit from a Class A Purchaser at a time when such recipient was an Affiliate of a Class A Purchaser, or (iii) was the recipient of a transfer of such Class A Preferred Unit from a Person described in clause (ii) above at a time when such recipient was an Affiliate of a Person described in clauses (i) and (ii) above.

“Class A Reset Election Period” has the meaning set forth in Section 5.12(b)(vi)(A).

“Class A Senior Securities” means any class or series of Partnership Securities established after the Class A Closing Date that, with respect to distributions on such Partnership Securities of cash or property and/or distributions upon liquidation, dissolution or winding up of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), ranks senior to the Class A Preferred Units.

“Class A Substantially Equivalent Unit” has the meaning set forth in Section 5.12(b)(v)(B)(2).

“Class A Unpaid Distributions” has the meaning set forth in Section 5.12(b)(i)(D)(1)(a).

“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to the Common Units in this Agreement consisting of Common Units – Class A and Common Units – Class B. The term “Common Unit” does not refer to or include any Class A Preferred Unit prior to its conversion into a Common Units – Class A pursuant to the terms of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Conversion Unit” has the meaning set forth in Section 6.1(d)(xii).

“Credit Agreement” means the Fourth Amended and Restated Credit Agreement, dated as of June 30, 2014, by and among the Partnership, as borrower, Wells Fargo Bank, National Association, as administrative agent and issuing agent, and the other financial institutions party thereto, without giving effect to any amendment or supplement to the same entered into after the Class A Closing Date and whether or not such Credit Agreement remains in effect.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

“Event Issue Value” means, with respect to any Common Unit as of any date of determination, (i) in the case of a Revaluation Event that includes the issuance of Common Units pursuant to a public offering and solely for cash, the price paid for such Common Units (before deduction for any underwriters’ discounts and commissions), or (ii) in the case of any other Revaluation Event, the Closing Price of the Common Units on the date of such Revaluation Event or, if the General Partner determines that a value for the Common Unit other than such Closing Price more accurately reflects the Event Issue Value, the value determined by the General Partner.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“GSO” means GSO Rodeo Holdings LP, a Delaware limited partnership.

“GSO Affiliate” has the meaning set forth in Section 16.11.

“GSO Capital Partners” means GSO Capital Partners LP, a Delaware limited partnership.

“Indemnitee” means (a) the General Partner, any Departing Partner and any Person who is or was an Affiliate of the General Partner or any Departing Partner, (b) any Person who is or was a director (including Class A Board Observers), officer, employee, agent or trustee of a Group Member, (c) any Person who is or was a member, officer, director (including Class A Board Observers), employee, agent or trustee of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner, or any Affiliate of any such Person, and (d) any Person who is or was serving at the request of the General Partner or any Departing Partner or any such Affiliate as a director, officer, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“Indenture” means the Fourth Supplemental Indenture, dated as of July 23, 2015, supplementing the Indenture, dated as of May 21, 2015, among the Partnership, Genesis Energy Finance Corporation, the guarantors named therein, and U.S. Bank National Association, a national banking association, as trustee, without giving effect to any amendment or supplement to the same entered into after the Class A Closing Date and whether or not such Indenture remains in effect.

“Initial Class A Conversion Date” has the meaning set forth in Section 5.12(b)(iv)(A).

“Initial Distribution Period” has the meaning set forth in Section 5.12(b)(i)(B).

“KKR” means Rodeo Finance Aggregator LLC, a Delaware limited liability company.

“KKR Affiliate” has the meaning set forth in Section 16.11.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the applicable interest period.

“Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Class A Preferred Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement.

“London Banking Day” means any day on which commercial banks are open for business (including dealings in U.S. dollars) in London.

“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person, together with its Affiliates, Associates or any Group (other than in each instance, the General Partner or its Affiliates), beneficially owns twenty percent (20%) or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities so owned by such Person and its Affiliates and Associates, or by such Group or any member of such Group, shall not be considered to be Outstanding in any context relating to matters pertaining to the succession, election, removal, withdrawal, replacement or substitution of the General Partner, specifically including voting upon any such matters (unless otherwise required by law), or when in connection with any such matters (i) sending notices of a meeting of Limited Partners to vote on any such matter (unless otherwise required by law), (ii) calculating required votes, (iii) determining the presence of a quorum, or (iv) for other similar purposes under this Agreement, except that such Partnership Securities shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Securities shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, however, that such twenty percent (20%) limitation shall not apply to holders of Common Units – Class B with respect to electing or making other decisions regarding Directors pursuant to Section 13.4(b); provided, further, that such twenty percent (20%) limitation shall not apply to (A) the Class A Purchaser Holders (but not their successors, transferees or assigns, unless they are Permitted Transferees) with respect to their ownership (beneficial or record) of Class A Preferred Units or Class A Conversion Units or (B) any Class A Preferred Unitholder in connection with any vote, consent or approval of the Class A Preferred Unitholders as a separate class.

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including Common Units and Class A Preferred Units.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any class of Units held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Percentage Interest” means as of any date of determination (a) as to any Unitholder or Assignee holding Common Units, the product obtained by multiplying (i) one hundred percent (100%), less the percentage applicable to clause (b) below, by (ii) the quotient obtained by dividing (A) the number of Common Units held by such Unitholder or Assignee by (B) the total number of all Outstanding Common Units, and (b) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to a General Partner Interest and a Class A Preferred Unit shall at all times be zero (0).

“Permitted Holder” means (i) an Affiliate of the Partnership as of the Class A Closing Date; or (ii) a member of the Permitted Investor Group (as such term is defined in the Credit Agreement).

“Permitted Loan” means any bona fide loans or other extensions of credit entered into by a Class A Purchaser Holder or any of its Affiliates with one or more unaffiliated financial institutions and secured by a pledge, hypothecation or other grant of security interest in Class A Preferred Units, Common Units – Class A, and/or related assets and/or cash, cash equivalents and/or letters of credit.

“Permitted Transaction” means any derivative transaction or repurchase or reverse repurchase agreement entered into by any Class A Purchaser Holder or any of its Affiliates with one or more financial institutions, which may or may not be secured by a pledge, hypothecation or other grant of security interest in of Class A Preferred Units, Common Units – Class A and/or related assets and/or cash, cash equivalents and/or letters of credit, including, without limitation, any transaction pursuant to which a Class A Purchaser Holder transfers Class A Preferred Units or Common Units – Class A held by such Class A Purchaser Holder, provided that the Class A Purchaser Holder retains the economic effects of ownership of such Class A Preferred Units following such transfer.

“Permitted Transferee” has the meaning set forth in Section 4.10(c).

“Preferred Units” means the Class A Preferred Units and any other class or series of Partnership Securities established after the Class A Closing Date that, with respect to distributions on such Partnership Securities of cash or property and distributions upon liquidation of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), ranks senior to the Common Units.

“Pro Rata” means (a) when modifying Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests, (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their relative Percentage Interests and (c) when modifying Class A Preferred Unitholders, apportioned among all Class A Preferred Unitholders in accordance with the relative number or percentage of Class A Preferred Units held by each such Class A Preferred Unitholder.

“Revaluation Event” means an event that results in adjustment of the Carrying Value of each Partnership property pursuant to Section 5.5(d).

“Sale Gain or Sale Loss” means all items of income, gain, loss or deduction (determined in accordance with Section 5.5) that are recognized upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a class of related transactions (excluding any disposition to a member of the Partnership Group).

“Three-Month LIBOR” means, as of any LIBOR Determination Date, the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period as appears on Reuters Page LIBOR01 at 11:00 a.m. (London time) on such LIBOR Determination Date. If the appropriate page is replaced or service ceases to be available, the General Partner may select another page or service displaying the appropriate rate.

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units or any other class of Partnership Securities; provided that if no Transfer Agent is specifically designated for any class of Partnership Securities, the General Partner shall act in such capacity.

“Transfer Limitation Period” has the meaning set forth in Section 4.10(a).

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units and Class A Preferred Units but shall not include a General Partner Interest.

“Voting Power” means the right, if any, of the holder of a Partnership Security to vote on Partnership matters. Each Common Unit and Class A Preferred Unit shall entitle the holder thereof to one vote, with the holders of Common Units and Class A Preferred Units voting together as a single class, except that only the Common Units – Class B shall be entitled to vote on the election of, and other matters respecting, Directors as provided under Section 13.4(b). Each additional Partnership Security shall entitle the holder thereof to such vote, if any, as shall be established at the time of issuance of such Partnership Security.

“VWAP” per Common Units – Class A on any Trading Day shall mean the volume-weighted average price per Common Unit – Class A as displayed under the heading “Bloomberg VWAP” on Bloomberg page “GEL <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the Closing Price of one Common Unit – Class A on such Trading Day as reported on the New York Stock Exchange’s website or the website of the National Securities Exchange upon which the Common Units – Class A are then listed). If the VWAP cannot be calculated for the Common Units – Class A on a particular date on any of the foregoing bases, the VWAP of the Common Units – Class A on such date shall be the fair market value of one Common Unit – Class A on such date as determined in good faith by the Partnership in a commercially reasonable manner.

2. Article I is hereby amended to delete the following definitions in Section 1.1:

“Conversion Right Date”

“Waiver Unit”

“Waiver Unit Automatic Conversion Date”

“Waiver Unit – Class 1”

“Waiver Unit – Class 2”

“Waiver Unit – Class 3”

“Waiver Unit – Class 4”

“Waiver Unit Conversion Notice”

“Waiver Unit Conversion Notice Date”

“Waiver Unit Surrender Date”

3. Section 4.1 is hereby amended and restated in its entirety as follows:

4.1 Certificates. Upon the Partnership’s issuance of Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued; provided, however, with respect to the issuance of any Common Units – Class B or Class A Preferred Units, the Partnership shall issue Certificates in accordance with Section 5.11(c) or 5.12(b)(viii), as applicable. In addition, the General Partner may cause the Partnership to issue Certificates evidencing ownership of one or more other classes or series of Partnership Securities. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer or any Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit – Class A Certificate or Class A Preferred Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Units in global form, the Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Units have been duly registered in accordance with the directions of the Partnership. Notwithstanding the above provisions, Common Units – Class A and Class A Preferred Units may be uncertificated.

4. Section 4.2(d) is hereby amended and restated in its entirety as follows:

(d) In lieu of issuing a new Certificate pursuant to this Section 4.2, with respect to any Common Units – Class A or Class A Preferred Units, the Transfer Agent may cause Common Units – Class A or Class A Preferred Units represented by such Certificate to be uncertificated; provided that any Record Holder may request a Certificate at the Partnership’s expense.

5. Section 4.8 is hereby amended to amend and restate the last sentence of Section 4.8(a) in its entirety as follows:

In addition, the General Partner may require that the status of any such Limited Partner or Assignee (other than a Limited Partner or Assignee in respect of Class A Preferred Units) be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests (other than any Class A Preferred Units).

6. Section 4.9(a) is hereby amended and restated in its entirety as follows:

4.9 Redemption of Partnership Interests of Non-citizen Assignees.

(a) If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.8(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Limited Partner Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner or Assignee as follows:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests, or if the Redeemable Interests are uncertificated Common Units – Class A or uncertificated Class A Preferred Units, other evidence of such uncertificated Common Units – Class A or uncertificated Class A Preferred Units, as the case may be, and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests (other than any Class A Preferred Units) shall be an amount equal to (A) the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by (B) the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price for such Redeemable Interests (other than any Class A Preferred Units) shall be paid, in the discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, or, if the Redeemable Interests are uncertificated Common Units – Class A or uncertificated Class A Preferred Units, other evidence of such uncertificated Common Units – Class A or uncertificated Class A Preferred Units, as the case may be, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

7. Section 4.9 is hereby amended to add a new Section 4.9(d) as follows:

(d) Redeemable Interests that are Class A Preferred Units shall be redeemed at a price per Class A Preferred Unit equal to the greater of (i) one hundred fifty percent (150%) of the Class A Issue Price, plus all Class A Unpaid Distributions, if any, and (ii) the product of (A) the Average VWAP for the thirty (30) consecutive Trading Days ending on the Trading Day immediately preceding the date of such redemption and (B) the number of Conversion Units into which such Class A Preferred Unit would be then be converted into Conversion Units, whether or not then convertible, at the then-applicable Class A Conversion Rate. The redemption price for such Redeemable Interests that are Class A Preferred Units shall be paid in cash on such redemption date.

8. Article IV is hereby amended to add a new Section 4.10 governing transfer of the Class A Preferred Units:

4.10 Transfer of Class A Preferred Units.

(a) During the period beginning on the Class A Closing Date and ending on the date immediately preceding the first anniversary of the Class A Closing Date (the “Transfer Limitation Period”), no Class A Purchaser Holder shall, except as provided in Section 4.10(c) and 4.10(d), transfer any Class A Preferred Units held by such Class A Purchaser Holder without the approval of the General Partner or the Partnership (such approval not to be unreasonably withheld).

(b) After the Transfer Limitation Period, subject to Section 4.7, each Class A Purchaser Holder may transfer any Class A Preferred Units held by it to any other Person or Persons, except for (i) any transfer of any Class A Preferred Units to any non-U.S. resident individual, non-U.S. corporation or partnership, or any other non-U.S. entity, including any foreign governmental entity; provided, however, that the foregoing shall not apply if, prior to any such transfer or arrangement, such individual, corporation, partnership or other entity establishes to the satisfaction of the Partnership, its entitlement to a complete exemption from tax withholding, including under Code Sections 1441, 1442, 1445 and 1471 through 1474, and the Treasury Regulations thereunder; or (ii) any transfer of Class A Preferred Units that violates the terms of this Agreement.

(c) Subject to Section 4.7, but notwithstanding anything else herein to the contrary, a Class A Purchaser Holder shall at all times from and after the Class A Closing Date be permitted to (i) pledge, encumber, hypothecate or mortgage all or any portion of its Class A Preferred Units in connection with a Permitted Loan or Permitted Transaction; (ii) transfer any Class A Preferred Units held by such Class A Purchaser Holder to any Person in connection with a Permitted Transaction; or (iii) transfer any Class A Preferred Units held by such Class A Purchaser Holder to any Person that is an Affiliate of such Class A Purchaser Holder or to another Class A Purchaser (each such Person, a “Permitted Transferee”); provided that any such transfer referred to in clause (ii) would not result in the Partnership being considered terminated for purposes of Section 708 of the Code (a “Technical Termination”); provided, further, that the Partnership shall, as promptly as reasonably practicable, provide any Class A Purchaser Holder, upon its request, with information sufficient for such Class A Purchaser Holder to determine if a proposed transfer of Class A Preferred Units could reasonably be expected to result in a Technical Termination.

(d) During the period beginning on the Class A Closing Date and ending on the date immediately preceding the second anniversary of the Class A Closing Date, no Class A Purchaser shall, without the prior written consent of the Partnership, engage in any short sales or other derivative or hedging transactions with respect to the Class A Preferred Units or Common Units – Class A that are designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of any Class A Preferred Units or Class A Conversion Units held by such Class A Purchaser. Notwithstanding the foregoing, each Class A Purchaser and its Affiliates may (i) enter into any Permitted Transaction and transfer any Class A Preferred Units or Common Units – Class A held by such Class A Purchaser or its Affiliate in connection therewith, or (ii) pledge all or any portion of its Class A Preferred Units or Common Units – Class A in connection with a Permitted Transaction or a Permitted Loan, and neither (A) the foreclosure on any such pledged Class A Preferred Units or Common Units – Class A (and/or any sale thereof) by any such pledgee under such Permitted Transaction or Permitted Loan nor (B) the transfer of the Class A Preferred Units or Common Units – Class A by a pledgee or counterparty who has foreclosed or exercised remedies or other rights on any such pledged or transferred Class A Preferred Units or Common Units – Class A shall be considered a violation or breach of this Section 4.10.

(e) Except for the restrictions on transfer set forth in Section 4.7, this Section 4.10 sets forth the only restrictions on transfer applicable to Class A Preferred Units. Any transfer of Class A Preferred Units not prohibited by this Section 4.10 or Section 4.7 shall be permitted without the consent of the General Partner or the Partnership. The restrictions set forth in this Section 4.10 shall not apply to any Class A Preferred Unitholder that is not a Class A Purchaser Holder. For the avoidance of doubt, nothing in this Section 4.10 or Section 4.7 shall prohibit changes in the direct or indirect ownership of equity securities of any Class A Purchaser Holder.

(f) Upon surrender of a Certificate for registration of transfer of any Class A Preferred Units evidenced by a Certificate, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver and the Transfer Agent shall countersign, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number Class A Preferred Units as was evidenced by the Certificate so surrendered. Upon delivery of evidence of the ownership of uncertificated Class A Preferred Units, the Transfer Agent shall deliver in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, evidence of ownership of uncertificated Class A Preferred Units evidencing the same aggregate number of Class A Preferred Unit as was evidenced by the uncertificated Class A Preferred Units so surrendered.

9. Section 5.5(a) is hereby amended to add the following sentences to the end of such Section:

For the avoidance of doubt, each Class A Preferred Unit will be treated as a Partnership Interest in the Partnership that is “convertible equity” within the meaning of Treasury Regulation Section 1.721-2(g)(3), and, therefore, each holder of a Class A Preferred Unit will be treated as a Partner in the Partnership. The initial Capital Account balance in respect of each Class A Preferred Unit shall be the Class A Issue Price, as such amount may be adjusted for any reduction attributable to expenses reimbursable under the Class A Purchase Agreement.

10. Section 5.5(d)(i) is hereby amended and restated as follows:

(d) (i) Consistent with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(h)(2), on an issuance of additional Partnership Securities for cash or Contributed Property, the issuance of a Noncompensatory Option, the issuance of Partnership Securities as consideration for the provision of services, or the conversion of Class A Preferred Units to Common Units pursuant to Section 5.12(b), the Carrying Value of each Partnership property immediately prior to such issuance or after such conversion shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option (which, for purposes hereof, shall include any conversion of Class A Preferred Units to Common Units pursuant to Section 5.12(b)(iv)) where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided, further, that in the event of an issuance of Partnership Securities for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest or in the event of an issuance of a de minimis amount of Partnership Securities as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Securities (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option (which, for purposes hereof, shall include any conversion of Class A Preferred Units to Common Units pursuant to Section 5.12(b)(iv)), immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of such Noncompensatory Option) shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Securities of all Partners at such time and must make such adjustments to such valuation as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). If, after making the allocations of Unrealized Gain and Unrealized Loss as set forth in Section 6.1(d)(xii), the Capital Account of each Partner with respect to each Conversion Unit received upon such conversion of the Limited Partner Interest is less than the Per Unit Capital Amount for a then Outstanding Common Unit – Class A, then, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), Capital Account balances shall be reallocated between the Partners holding Common Units (other than Conversion Units) and Partners holding Conversion Units so as to cause the Capital Account of each Partner holding a Conversion Unit to equal, on a per Unit basis with respect to each such Conversion Unit, the Per Unit Capital Amount for a then Outstanding Common Unit – Class A. In making its determination of the fair market values of individual properties, the General Partner may first determine an aggregate value for the assets of the Partnership that takes into account the current trading price of the Common Units, the fair market value of all other Partnership Securities at such time and the amount of Partnership Liabilities. The General Partner may allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate). Absent a contrary determination by the General Partner, the aggregate fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a Revaluation Event shall be the value that would result in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value.

11. Sections 5.6(a), 5.6(c) and 5.7 are each hereby amended by lowercasing the first letter of the first sentence thereof and adding “Subject to Section 5.12,” preceding the first letter of the first sentence thereof.

12. Section 5.8(c) is hereby amended and restated in its entirety as follows:

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Common Units – Class A or uncertificated Class A Preferred Units, as the case may be, to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate or uncertificated Common Units – Class A or uncertificated Class A Preferred Units, as the case may be, the surrender of any Certificate, or other evidence of uncertificated Common Units – Class A or uncertificated Class A Preferred Units, as the case may be, held by such Record Holder immediately prior to such Record Date.

13. Section 5.10 is hereby amended and restated as follows:

5.10 [Intentionally Deleted].

14. Section 5.11(b)(ii) is hereby amended by adding “(other than pursuant to Section 5.12(b)(i)(D)(3))” after “B, shall” and before “have the right to”.

15. Article V is hereby amended to add a new Section 5.12 creating a new series of Units as follows:

5.12 Establishment of Class A Convertible Preferred Units.

(a) General. The General Partner hereby designates and creates a series of Units to be designated as “Class A Convertible Preferred Units,” having the terms and conditions set forth herein.

(b) Rights of the Class A Preferred Units. The Class A Preferred Units shall have the following rights, preferences and privileges and the Class A Preferred Unitholders shall be subject to the following duties and obligations:

(i) Distributions.

(A) Beginning with the Quarter ending September 30, 2017, the Class A Preferred Unitholders as of the applicable Record Date for each Quarter shall be entitled to receive, in respect of each Outstanding Class A Preferred Unit, a cumulative distribution equal to $0.7374 per Quarter, subject to adjustment in accordance with Sections 5.12(b)(iv)(F) and 5.12(b)(vi) (the “Class A Preferred Unit Distribution Amount”), and any Class A Unpaid Distributions (such distribution, a “Class A Preferred Unit Distribution”).

(B) With respect to any Quarter (or portion thereof for which a Class A Preferred Unit Distribution is due) ending on or prior to March 1, 2019 (the “Initial Distribution Period”), the Class A Preferred Unit Distribution shall be paid, as determined by the General Partner, subject to Section 5.12(b)(i)(G) below, in Class A PIK Units, in cash, or in a combination of Class A PIK Units and cash. For any Quarter ending after the last day of the Initial Distribution Period, subject to Section 5.12(b)(i)(G) below, all Class A Preferred Unit Distributions shall be paid only in cash. If, during the Initial Distribution Period, the General Partner elects to pay all or any portion of a Class A Preferred Unit Distribution in Class A PIK Units, the number of Class A PIK Units to be issued in connection with such Class A Preferred Unit Distribution shall equal the quotient of (1) the Class A Preferred Unit Distribution Amount (or portion thereof to be paid in Class A PIK Units) divided by (2) the

Class A Issue Price; provided, that instead of issuing any fractional Class A PIK Unit, the Partnership shall round the number of Class A PIK Units issued to each Class A Preferred Unitholder down to the nearest whole Class A PIK Unit and pay cash in lieu of such fractional Unit (with the amount of such cash payment being based on the value of such fractional Class A PIK Unit, which shall be the product of the Closing Price of the Common Units – Class A on the Record Date for such Class A Preferred Unit Distribution, multiplied by the number of Class A Conversion Units into which such fractional Class A PIK Units would be convertible at the applicable Class A Conversion Rate on such Record Date (without regard to whether any Class A Preferred Units are then convertible)).

(C) All Class A Preferred Unit Distributions shall be paid Quarterly, in arrears, on the earlier of: (1) the date that distributions are made on the Common Units for such Quarter pursuant to Section 6.3 or such earlier date after the end of such Quarter as the General Partner may determine, and (2) the date that is forty-five (45) days after the end of such Quarter (such date, the “Class A Distribution Payment Date”).

(D) If, during the Initial Distribution Period, the Partnership fails to pay in full any Class A Preferred Unit Distribution (or portion thereof) (in cash or Class A PIK Units) on the applicable Class A Distribution Payment Date, then each Class A Preferred Unitholder entitled to such unpaid Class A Preferred Unit Distribution shall be deemed to have nonetheless received on such Class A Distribution Payment Date such Class A Preferred Unit Distribution in Class A PIK Units and, accordingly, shall have all other rights under this Agreement as if such Class A PIK Units had, in fact, been issued on the applicable Class A Distribution Payment Date. If, following the Initial Distribution Period:

(1) the Partnership fails (or the amount of Available Cash is not sufficient) to pay in full in cash any Class A Preferred Unit Distribution Amount for any Quarter (or applicable portion thereof), on the applicable Class A Distribution Payment Date (a “Class A Distribution Default”), then from and after such applicable Class A Distribution Payment Date and continuing until all accrued and accumulated but unpaid Class A Preferred Unit Distributions have been paid in full in cash:

(a) The amount of such accrued and accumulated but unpaid cash distributions (on a per Class A Preferred Unit basis, “Class A Unpaid Distributions”) will accrue and accumulate from and including the first day of the Quarter immediately following the Quarter in respect of which such payment was due until paid in full in cash;

(b) The Partnership shall not be permitted to, and shall not, declare or make, any distributions, redemptions or repurchases in respect of any Class A Junior Securities or Class A Parity Securities (including, for the avoidance of doubt, with respect to the Quarter for which the Partnership first failed to pay in full any Class A Preferred Unit Distribution in cash when due); provided, however, that distributions may be declared and paid on the Class A Preferred Units and any Class A Parity Securities so long as such distributions are declared and paid pro rata so that amounts of distributions declared per Class A Preferred Unit and Class A Parity Security shall in all cases bear to each other the same ratio that accrued and accumulated but unpaid distributions per Class A Preferred Unit and Class A Parity Security bear to each other; and

(c) The Partnership shall not be permitted to issue any Class A Parity Securities (or amend any provisions of any class of Partnership Securities to make such class of Partnership Securities a class of Class A Parity Securities).

(2) there is a Class A Distribution Default in respect of any two (2) Quarters, whether or not consecutive, then from and after the Class A Distribution Payment Date in respect of such second Class A Distribution Default and continuing until all accrued and accumulated Class A Unpaid Distributions have been paid in full in cash, the Class A Preferred Unit Distribution Amount shall be reset to a cash amount per Class A Preferred Unit equal to the amount that would be payable per Quarter if a Class A Preferred Unit accrued interest on the Class A Issue Price thereof (as adjusted for any stock splits, combinations or recapitalization with respect to the Class A Preferred Units) at an annualized rate equal to the then-current annualized distribution rate plus 200 basis points; provided that upon payment of all accrued and accumulated Class A Unpaid Distributions, the increase to the Class A Preferred Unit Distribution Amount contemplated by this clause (2) shall cease to apply unless and until another Class A Distribution Default occurs thereafter; and

(3) there is a Class A Distribution Default in respect of any three (3) Quarters, whether or not consecutive, then from and after the Class A Distribution Payment Date in respect of such third Class A Distribution Default and continuing until all accrued and accumulated but unpaid Class A Preferred Unit Distributions have been paid in full in cash, KKR and GSO shall each have the right, exercisable by the delivery of written notice to the General

Partner, to appoint a Director to the Board of Directors, and the Board of Directors shall take all necessary action to promptly expand the Board of Directors and name such appointee(s) to fill the vacancy or vacancies, as the case may be, so created; provided that upon payment of all accrued and accumulated Class A Unpaid Distributions, any such Director shall tender his resignation from the Board of Directors immediately upon the request of the Board of Directors and the appointment right contemplated by this clause (3) shall cease unless and until another Class A Distribution Default occurs thereafter; provided, further, that any Director appointed to the Board of Directors pursuant to this clause (3) may only be removed by the Person (KKR or GSO) which appointed such Director and the vacancy created by the death, resignation, removal, disability or other cause of any such appointee at any time during which the right to appoint a Director pursuant to this clause (3) continues shall be filed by the Person (KKR or GSO) that appointed such appointee; provided, however, (a) GSO’s right to appoint a Director pursuant to this clause (3), shall terminate on the date that GSO and its Affiliates, collectively, cease to own any Class A Preferred Units and (b) KKR’s right to appoint a Director pursuant to this clause (3), shall terminate on the date that KKR and its Affiliates, collectively, cease to own any Class A Preferred Units.

(4) For avoidance of doubt, notwithstanding the existence of any Class A Distribution Default, for purposes of the definition of “Class A Conversion Rate,” with respect to any Class A Preferred Unit, no portion of the Class A Preferred Unit Distribution Amount payable on such Class A Preferred Unit with respect to any Quarter shall become, or be deemed, “Class A Unpaid Distributions” on such Class A Preferred Unit unless and until such Class A Preferred Unit Distribution Amount is not paid on the applicable Class A Distribution Payment Date.

(E) When any Class A PIK Units are payable to a Class A Preferred Unitholder pursuant to this Section 5.12(b)(i), the Partnership shall issue the Class A PIK Units to such holder in accordance with Section 5.12(b)(i)(B) or Section 5.12(b)(i)(D), as applicable (the date of issuance of such Class A PIK Units, the “Class A PIK Payment Date”). On the Class A PIK Payment Date, the Partnership shall have the option to (i) issue to such Class A Preferred Unitholder a certificate or certificates for the number of Class A PIK Units to which such Class A Preferred Unitholder shall be entitled, or (ii) cause the Transfer Agent to make a notation in book entry form in the books of the Partnership, and all such Class A PIK Units shall, when so issued, be (1) newly issued and (2) duly authorized, validly issued, fully paid and non-assessable Limited Partner Interests, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or this Agreement.

(F) For purposes of maintaining Capital Accounts, if the Partnership issues one or more Class A PIK Units with respect to a Class A Preferred Unit, then (i) the Partnership shall be treated as distributing cash with respect to such Class A Preferred Unit in an amount equal to the Class A Issue Price of the Class A PIK Unit issued in payment of the Class A Preferred Unit Distribution and (ii) the holder of such Class A Preferred Unit shall be treated as having contributed to the Partnership in exchange for such newly issued Class A PIK Unit an amount of cash equal to the Class A Issue Price.

(G) All distributions paid in respect of Class A Preferred Units with respect to any Quarter shall not exceed the amount of Available Cash attributable to the relevant Quarter; otherwise such distributions will be deemed to be paid in Class A PIK Units in accordance with paragraph (D) above or, after the Initial Distribution Period, a Class A Distribution Default shall occur.

(H) Notwithstanding anything in this Section 5.12(b)(i) to the contrary, with respect to any Class A Preferred Unit that is converted into a Common Unit – Class A, (i) with respect to a distribution to be made to Record Holders as of the Record Date preceding such conversion, the Record Holder as of such Record Date of such Class A Preferred Unit shall be entitled to receive such distribution in respect of such Class A Preferred Unit on the corresponding Class A Distribution Payment Date (notwithstanding the prior conversion of such Class A Preferred Unit), but shall not be entitled to receive such distribution in respect of the Common Unit – Class A into which such Class A Preferred Unit was converted on the payment date thereof, and (ii) with respect to a distribution to be made to Record Holders as of any Record Date following such conversion, the Record Holder as of such Record Date of the Common Units – Class A into which such Class A Preferred Unit was converted shall be entitled to receive such distribution in respect of such converted Common Units – Class A on the payment date thereof, but shall not be entitled to receive such distribution in respect of such Class A Preferred Unit on the corresponding Class A Distribution Payment Date. For the avoidance of doubt, if a Class A Preferred Unit is converted into Common Units – Class A pursuant to the terms hereof following a Record Date but prior to the corresponding Class A Distribution Payment Date, then the Record Holder of such Class A Preferred Unit as of such Record Date shall nonetheless remain entitled to receive on the Class A Distribution Payment Date a distribution in respect of such Class A Preferred Unit pursuant to Section 5.12(b)(i)(A) and, until such distribution is received, Section 5.12(b)(i)(B) shall continue to apply (notwithstanding the prior conversion of such Class A Preferred Unit).

(ii) Voting Rights.

(A) Except as provided in Section 5.12(b)(ii)(B), the Outstanding Class A Preferred Units shall have voting rights that are identical to the voting rights of the Common Units – Class A and shall vote on such matters with the Common Units – Class A and the Common Units – Class B as a single class, so that each Outstanding Class A Preferred Unit will be entitled to one vote for each Common Unit – Class A into which such Class A Preferred Unit would be convertible at the then applicable Class A Conversion Rate (regardless of whether the Class A Preferred Units are then convertible) on each matter with respect to which each Record Holder of a Common Unit – Class A is entitled to vote. To the extent relating to matters on which holders of Common Units – Class A are entitled to vote, each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to be a reference to the Record Holders of Common Units – Class A, Common Units – Class B and Class A Preferred Units, voting together as a single class during any period in which any Class A Preferred Units are Outstanding.

(B) Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the approval of a Class A Preferred Unit Supermajority shall be required prior to:

(1) Any amendment to this Agreement or the Certificate of Limited Partnership (including by merger or otherwise or any amendment contemplated by and made in accordance with Section 5.12(b)(iii)) that is adverse to any of the rights, preferences and privileges of the Class A Preferred Units. Without limiting the generality of the preceding sentence, any amendment shall be deemed to have such adverse impact if such amendment would:

(a) Reduce the Class A Preferred Unit Distribution Amount, change the form of payment of distributions on the Class A Preferred Units, defer the date from which distributions on the Class A Preferred Units will accrue, cancel any accrued and accumulated but unpaid distributions on the Class A Preferred Units (including any Class A Unpaid Distributions, Class A Partial Period Distributions or Class A PIK Units), or change the seniority rights of the Class A Preferred Unitholders as to the payment of distributions in relation to the holders of any other class or series of Partnership Securities;

(b) Reduce the amount payable or change the form of payment to the Record Holders of the Class A Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the Partnership, or change the seniority of the liquidation preferences of the Record Holders of the Class A Preferred Units in relation to the rights upon liquidation of the holders of any other class or series of Partnership Securities; or

(c) Make the Class A Preferred Units redeemable, exchangeable or convertible at the option of the Partnership other than as set forth in this Section 5.12;

(2) Any amendment to this Agreement that otherwise modifies the terms of the Class A Preferred Units;

(3) The Partnership making an election to be treated as a corporation for U.S. federal tax law purposes;

(4) The Partnership entering into any oral or written agreement that restricts its ability to pay distributions on the Class A Preferred Units, other than any amendment to the Credit Agreement or supplement to the Indenture or any subsequent credit agreement or indenture, provided that the restrictions on the Partnership’s ability to pay distributions set forth in any such amendment, supplement or subsequent agreement shall be no more restrictive than those set forth in the Credit Agreement and the Indenture, respectively;

(5) Except as provided below, paying distributions on any Class A Junior Securities to the extent funded with the proceeds of (A) borrowings, refinancings or refundings of indebtedness or sales of debt securities by the Partnership and/or its Subsidiaries (other than working capital borrowings intended to be repaid within twelve (12) months from the date of incurrence), (B) sales of Partnership Securities or (C) sales or dispositions of assets of the Partnership and/or its Subsidiaries (any such distributions described in (A), (B) or (C) above, “Capital Distributions”); provided, that the Partnership may pay an aggregate amount of Capital Distributions on any Class A Junior Securities not to exceed $20 million (taking into account all Capital Distributions paid since the Class A Closing Date); and

(6) Incurring any indebtedness (including the issuance of debt securities) for borrowed money to the extent such incurrence would result in the Partnership’s consolidated indebtedness exceeding 7.0x the Partnership’s trailing four-quarters Adjusted Consolidated EBITDA (as defined in the Credit Agreement), unless, with respect to this clause (6), the aggregate Class A Issue Price of the Class A Preferred Units then Outstanding is less than $200 million.

(iii) No Class A Senior Securities; Class A Parity Securities; Preemptive Rights. The Partnership shall not, without the affirmative vote of a Class A Preferred Unit Supermajority, issue any (A) Class A Senior Securities (or amend the provisions of any class of Partnership Securities to make such class of Partnership Securities a class of Class A Senior Securities) or (B) Class A Parity Securities (or amend the provisions of any class of Partnership Securities to make such class of Partnership Securities a class of Class A Parity Securities) or Class A Preferred Units; provided that, subject to Section 5.12(b)(i)(D)(4), without the approval of a Class A Preferred Unit Supermajority (but without prejudice to their rights under Section 5.12(b)(ii)(A)), the Partnership may issue (1) at any time that the aggregate value of the Outstanding Common Units – Class A, calculated with reference to the Closing Price of the Common Units – Class A on the Trading Day immediately preceding the date of determination is at least $4.5 billion, in the aggregate, up to a number of Class A Parity Securities such that, as of the date of the issuance of such Class A Parity Securities, the aggregate number of Class A Parity Securities, together with the Class A Preferred Units, in each case on an as-converted basis (or, if the Class A Parity Securities are not convertible, assuming that such Class A Parity Securities are convertible into a number of Common Units equal to the quotient of (x) the aggregate purchase price for such Class A Parity Securities, divided by (y) one hundred ten percent (110)% of the Average VWAP for the thirty (30) consecutive Trading Days ending on the Trading Day immediately preceding the date of such issuance (such Common Units, the “Class A Parity Equivalent Units”)), equals no more than nineteen and nine-tenths percent (19.9%) of all Outstanding Common Units (including as Outstanding for such purposes, (a) any Common Units issuable in respect of the Class A Preferred Units at the then-applicable Class A Conversion Rate (regardless of whether the Class A Preferred Units are then convertible), (b) any Common Units issuable in respect of Class A Parity Securities (including any warrants issued in connection with such Class A Parity Securities) at the initial or then-applicable conversion rate, as applicable, and regardless of whether any such Class A Parity Equivalent Units are then convertible, (c) any Common Units issuable in respect of any outstanding warrants or options issued by the Partnership, (d) any Class A Parity Equivalent Units and (e) any Common Units that would otherwise be excluded by operation of the definition of the term “Outstanding”), and (2) such number of Class A Parity Securities as determined by the General Partner, if the aggregate Class A Issue Price of the Class A Preferred Units then Outstanding is less than $200 million; provided, however, that so long as the Class A Purchasers and their Affiliates collectively own fifty percent (50%) or more of the total number of Class A Preferred Units issued on the Class A Closing Date, if the Partnership proposes to issue, offer or sell any Class A Parity Securities, then the Partnership shall first offer the Class A Purchasers the opportunity to purchase up to fifty percent (50%) of such Class A Parity Securities on substantially the same terms as will be offered to the other purchasers thereof; provided, further, that the foregoing preemptive rights shall be effected on a pro rata basis among the Class A Purchasers based on the Outstanding Class A Preferred Units, including any Outstanding Class A PIK Units, then owned by the Class A Purchasers and their respective Affiliates. The Partnership may, without any vote of the holders of Outstanding Class A Preferred Units (but without prejudice to their rights under Section 5.12(b)(ii)(A)), issue the Class A PIK Units contemplated by this Agreement.

(iv) Conversion.

(A) At the Option of the Class A Preferred Unitholders. Beginning with the earliest of (1) the second anniversary of the Class A Closing Date (the “Initial Class A Conversion Date”), (2) immediately following a Class A Change of Control that is consummated prior to the Initial Class A Conversion Date, and (3) immediately prior to the liquidation, dissolution or winding-up of the Partnership under Section 12.4, each Class A Preferred Unitholder shall have the right, exercisable at its sole election, to convert all or any portion (so long as such portion is equal to or in excess of the Class A Minimum Conversion Amount) of the Class A Preferred Units owned by such Class A Preferred Unitholder, at any time and from time to time upon the request of such Class A Preferred Unitholder, but not more than once per Quarter, into a number of Common Units – Class A per Class A Preferred Unit equal to the Class A Conversion Rate then in effect; provided, however, that notwithstanding clauses (1), (2) or (3) above, if any lender, other creditor or counterparty under any Permitted Transaction or Permitted Loan transaction (including any agent or trustee on their behalf) or any affiliate of the foregoing exercises any rights or remedies under such Permitted Loan or Permitted Transaction on foreclosure or other exercise of remedies or rights in respect of any pledged Class A Preferred Units, then such pledged Class A Preferred Units may be immediately converted by such lender or creditor into the applicable number of Common Units – Class A described above in connection with such exercise of its rights and remedies thereunder.

(B) At the Option of the Partnership.

(1) At any time after the third anniversary of the Class A Closing Date, the Partnership may, at its option, convert Class A Preferred Units, in an aggregate amount not to exceed the Class A Maximum Conversion Amount in any consecutive twelve-month (12-month) period, into a number of Common Units – Class A per Class A Preferred Unit equal to the Class A Conversion Rate then in effect (a “Class A Forced Conversion”), provided that in order for the Partnership to exercise such right, the following conditions must be met:

(a) The Closing Price of the Common Units – Class A for twenty (20) Trading Days out of the period of thirty (30) consecutive Trading Days ending on the Trading Day immediately preceding the Class A Forced Conversion Notice Date must be equal to or greater than (i) one hundred thirty-five percent (135%) of the Class A Issue Price, as adjusted pursuant to Section 5.12(b)(iv)(F), if such Class A Forced Conversion Notice Date occurs prior to the fourth anniversary of the Class A Closing Date; (ii) one hundred forty-five percent (145%) of the Class A Issue Price, as adjusted pursuant to Section 5.12(b)(iv)(F), if such Class A Forced Conversion Notice Date occurs on or after the fourth anniversary and prior to the fifth anniversary of the Class A Closing Date; and (iii) one hundred fifty-five percent (155%) of the Class A Issue Price, as adjusted pursuant to Section 5.12(b)(iv)(F), if such Class A Forced Conversion Notice Date occurs on or after the fifth anniversary of the Class A Closing Date;

(b) The average daily trading volume of the Common Units – Class A on the National Securities Exchange on which the Common Units – Class A are then listed or admitted to trading must be equal to or exceed 300,000 (as such amount may be adjusted to reflect any Unit split, combination or similar event) for the thirty (30) consecutive Trading Days ending on the Trading Day immediately preceding the Class A Forced Conversion Notice Date; and

(c) The Partnership must have an effective registration statement on file with the Commission covering resales of the underlying Common Units – Class A to be received upon any such conversion;

provided, further, that each such conversion by the Partnership shall be for an aggregate amount of Class A Preferred Units involving an underlying value of Common Units – Class A of at least $100 million based on the Closing Price of Common Units – Class A on the Trading Day immediately preceding the Class A Forced Conversion Notice Date (or a lesser amount if such amount includes all then Outstanding Class A Preferred Units) and shall be allocated among the Class A Preferred Unitholders on a Pro Rata basis or on such other basis as may be agreed upon by all Class A Preferred Unitholders.

(2) In addition, at any time after the third anniversary of the Class A Closing Date, if the aggregate Class A Issue Price of all Outstanding Class A Preferred Units is less than $20 million, the Partnership may, at its option, convert all (but not less than all) Outstanding Class A Preferred Units into a number of Common Units – Class A per Class A Preferred Unit equal to the greater of (a) the Class A Conversion Rate then in effect and (b) the quotient of (i) the Class A Issue Price divided by (ii) ninety-five percent (95%) of the Average VWAP of the Common Units – Class A for the thirty (30) Trading Days ending on the Trading Day immediately preceding the applicable Class A Forced Conversion Notice Date.

(C) No Fractional Units. Fractional Common Units shall not be issued to any Person upon conversion of Class A Preferred Units pursuant to this Section 5.12(b)(iv) or Section 5.12(b)(v). In lieu of issuing any such fractional Common Units, the Partnership shall round the number of Common Units – Class A issued to each Class A Converting Unitholder down to the nearest whole number of Common Units – Class A and pay cash in lieu of any such fractional Unit (with the amount of such cash payment being based on the Closing Price of the Common Units – Class A on the Trading Day immediately preceding the Class A Conversion Notice Date or the Class A Forced Conversion Notice Date, as applicable).

(D) Conversion Notice.

(1) To convert Class A Preferred Units into Common Units – Class A pursuant to Section 5.12(b)(iv)(A), a Class A Converting Unitholder shall give written notice (a “Class A Conversion Notice,” and the date such notice is received, a “Class A Conversion Notice Date”) to the Partnership stating (a) that such Class A Preferred Unitholder elects to so convert Class A Preferred Units pursuant to Section 5.12(b)(iv)(A), (b) the number of Class A Preferred Units to be converted and (c) the Person or account(s) to whom such Common Units – Class A should be issued.

(2) To convert Class A Preferred Units into Common Units – Class A pursuant to Section 5.12(b)(iv)(B), the Partnership shall give written notice (a “Class A Forced Conversion Notice,” and the date such notice is received, a “Class A Forced Conversion Notice Date”) to each Record Holder of Class A

Preferred Units stating (a) that the Partnership elects to force conversion of Class A Preferred Units pursuant to Section 5.12(b)(iv)(B) and (b) the number of Class A Preferred Units to be so converted. The Class A Conversion Units shall be issued in the name of the Record Holder of such Class A Preferred Units.

(E) Timing. If a Class A Conversion Notice is delivered by a Class A Preferred Unitholder to the Partnership or a Class A Forced Conversion Notice is delivered by the Partnership to a Class A Preferred Unitholder, each in accordance with Section 5.12(b)(iv)(D), the Partnership shall issue the applicable Class A Conversion Units no later than three (3) Business Days after the Class A Conversion Notice Date or the Class A Forced Conversion Notice Date, as the case may be, occurs. On each Class A Conversion Date, the Partnership shall instruct, and shall use its commercially reasonable efforts to cause (including delivery of any required instruction letters or opinions), its Transfer Agent to electronically transmit the Class A Conversion Units issuable upon conversion to such Class A Preferred Unitholder (or designated recipient(s)), by crediting the account of the Class A Preferred Unitholder (or designated recipient(s)) through its Deposit/Withdrawal at Custodian service or other customary means of delivery. The parties agree to coordinate with the Transfer Agent to accomplish this objective.

(F) Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If, after the Class A Closing Date, the Partnership (1) makes a distribution on its Common Units payable in Common Units or other Partnership Securities, (2) subdivides or splits its outstanding Common Units into a greater number of Common Units, (3) combines or reclassifies its Common Units into a lesser number of Common Units, (4) issues by reclassification of its Common Units any Partnership Securities (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), (5) effects a Pro Rata repurchase of Common Units, (6) issues to holders of Common Units, in their capacity as holders of Common Units, rights, options or warrants entitling them to subscribe for or purchase Common Units at less than the market value thereof, (7) distributes to holders of Common Units evidences of indebtedness, Partnership Securities (other than Common Units) or other assets (including securities, but excluding any distribution referred to in clause (1) above, distributions of Available Cash in accordance with Section 6.3(a), any rights or warrants referred to in clause (6) above, any consideration payable in connection with a tender or exchange offer made by the Partnership or any of its Subsidiaries and any distribution of Units of any class or series, or similar Partnership Securities, of or relating to a Subsidiary or other business unit in the case of spin-off transactions referred to in clause (8) below), or (8) consummates a spin-off, where the

Partnership makes a distribution to all holders of Common Units consisting of Units of any class or series, or similar equity interests of, or relating to, a Subsidiary or other business unit, then the Class A Conversion Rate and, solely with respect to such matters as are specified herein, the Class A Issue Price, in each case, in effect at the time of the Record Date for such distribution or the effective date of any such other transaction shall be proportionately adjusted: (a) in respect of clauses (1) through (4) above, so that the conversion of the Class A Preferred Units after such time shall entitle each Class A Preferred Unitholder to receive the aggregate number of Common Units – Class A (or any Partnership Securities into which such Common Units – Class A would have been combined, consolidated, merged or reclassified, as applicable) that such Class A Preferred Unitholder would have been entitled to receive if the Class A Preferred Units had been converted into Common Units – Class A immediately prior to such Record Date or effective date, as the case may be, (b) in respect of clauses (5) through (8) above, in the reasonable discretion of the General Partner to appropriately ensure that the Class A Preferred Units are convertible into an economically equivalent number of Common Units – Class A after taking into account the events described in clauses (5) through (8) above, and (c) in addition to the foregoing, in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.12 relating to the Class A Preferred Units shall not be abridged or amended and that the Class A Preferred Units shall thereafter retain the same powers, economic rights, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Class A Preferred Units had immediately prior to such transaction or event, and, solely with respect to such matters as are specified herein, the Class A Issue Price, and any other terms of the Class A Preferred Units that the General Partner in its reasonable discretion determines require adjustment to achieve the economic equivalence described below, shall be proportionately adjusted to take into account any such subdivision, split, combination, reclassification, distribution or repurchase. An adjustment made pursuant to this Section 5.12(b)(iv)(F) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, split, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or repurchase. Such adjustment shall be made successively whenever any event described above shall occur.

(G) No Adjustments for Certain Items.

(1) Notwithstanding any of the other provisions of this Section 5.12(b)(iv), no adjustment shall be made to the Class A Conversion Rate or the Class A Issue Price pursuant to Section 5.12(b)(iv)(F) as a result of any of the following:

(a) any issuance of Partnership Securities in exchange for cash;

(b) any grant of Common Units or options, warrants or rights to purchase or receive Common Units or the issuance of Common Units upon the exercise or vesting of any such options, warrants or rights in respect of services provided to or for the benefit of the Partnership or its Subsidiaries, under compensation plans and agreements approved by the General Partner (including any long-term incentive plan);

(c) any issuance of Common Units as all or part of the consideration to effect (a) the closing of any acquisition by the Partnership of assets or equity interests of a third party in an arm’s-length transaction, or (b) the consummation of a merger, consolidation or other business combination of the Partnership with another entity in which the Partnership survives and the Common Units – Class A remain Outstanding to the extent any such transaction set forth in clause (a) or (b) above or this clause (c) above is validly approved by the General Partner; or

(d) the issuance of Common Units – Class A upon conversion of Class A Preferred Units or any Class A Parity Securities.

(2) Notwithstanding anything in this Agreement to the contrary, whenever the issuance of Partnership Securities or another event would require an adjustment to the Class A Conversion Rate under one or more provisions of this Agreement, only one adjustment shall be made to the Class A Conversion Rate in respect of such issuance or event.

(3) Notwithstanding anything to the contrary in Section 5.12(b)(iv)(F), unless otherwise determined by the General Partner, no adjustment to the Class A Conversion Rate or the Class A Issue Price shall be made with respect to any distribution or other transaction described in Section 5.12(b)(iv)(F) if the Class A Preferred Unitholders are entitled to participate in such distribution or transaction as if they held a number of Common Units – Class A issuable upon conversion of the Class A Preferred Units immediately prior to such event at the then applicable Class A Conversion Rate, without having to convert their Class A Preferred Units.

(v) Class A Change of Control.

(A) Subject to Section 5.12(b)(iv)(B), if a Class A Cash COC Event occurs, then the Outstanding Class A Preferred Units shall be automatically converted, without requirement of any action of the Class A Preferred Unitholders, into Common Units – Class A immediately prior to the closing of the applicable Class A Cash CoC Event at the Class A COC Conversion Rate then in effect.

(B) Subject to Section 5.12(b)(iv)(B), at least ten (10) Business Days prior to consummating a Class A Change of Control (other than a Class A Cash COC Event) (or such shorter period as is feasible in connection with a Class A Change of Control not resulting from the actions of the Partnership, the General Partner or any Permitted Holder), the Partnership shall provide written notice of the execution of definitive agreements or similar event that provides for such Class A Change of Control to the Class A Preferred Unitholders. Subject to Section 5.12(b)(iv)(B), if a Class A Change of Control (other than a Class A Cash COC Event) occurs, then each Class A Preferred Unitholder, with respect to all but not less than all of its Class A Preferred Units, by notice given to the Partnership within ten (10) Business Days after the date the Partnership provides written notice of the execution of definitive agreements that provide for such Class A Change of Control, shall be entitled to elect one of the following (with the understanding that any Class A Preferred Unitholder who fails to timely provide notice of its election to the Partnership shall be deemed to have elected the option set forth in clause (1) below):

(1) Convert all, but not less than all, of such Class A Preferred Unitholder’s Outstanding Class A Preferred Units, concurrently with the closing of such Class A Change of Control, into a number of Common Units – Class A per Class A Preferred Unit equal to the Class A Conversion Rate then in effect;

(2) Except as described below, if the Partnership will not be the surviving entity of such Class A Change of Control or the Partnership will be the surviving entity but its Common Units – Class A will cease to be listed or admitted to trading on a National Securities Exchange, require the Partnership to use its commercially reasonable efforts to deliver or to cause to be delivered to each Class A Preferred Unitholder making such election, in exchange for such Class A Preferred Unitholder’s Class A Preferred Units upon such Class A Change of Control, a security in the surviving entity or the parent of the surviving entity that has substantially similar rights, preferences and privileges as the Class A Preferred Units, including, for the avoidance of doubt, the right to distributions equal in amount and timing to those provided in this Section 5.12 and a conversion rate proportionately adjusted such that the conversion of such security in the surviving entity or parent of the surviving entity immediately following the Class A Change of Control would entitle the Record Holder to the number of common securities of such entity (together with a number of common securities of equivalent value to any other assets received by holders of Common Units – Class A in such Class A Change of Control) which, if a Class A Preferred Unit had been converted into Common Units – Class A immediately prior to such Class A Change of Control, such Record Holder would have been entitled to receive immediately following such Class A Change of Control (such security in the surviving entity, a “Class A Substantially Equivalent Unit”); provided, however, that, if the Partnership is unable to deliver or cause to be delivered Class A Substantially Equivalent Units to any Class A Preferred Unitholder in connection with such Class A Change of Control, each Class A Preferred Unitholder shall be entitled to (a) require conversion or exchange of such Class A Preferred Units in the manner contemplated by clause (1) or clause (4), respectively, of this Section 5.12(b)(v)(B) (such conversion or exchange to be at such holder’s election with (in the event of any holder election of exchange pursuant to clause (4)) the General Partner making the determination whether the exchange shall be into cash or Common Units – Class A) or (b) convert the Class A Preferred Units held by such Class A Preferred Unitholder immediately prior to such Class A Change of Control into a number of Common Units – Class A based on a conversion rate equal to the quotient of: (i) (A) one hundred sixty percent (160%) of the Class A Issue Price, less (B) the Class A Preferred Unitholder’s Pro Rata portion of the sum of (x) all cash distributions paid on all Class A Preferred Units on or prior to the date of the Class A Change of Control and (y) an amount equal to the aggregate of the Class A Preferred Unit Distributions paid in Class A PIK Units (based on the value of such Class A PIK Units on the applicable Class A PIK Payment Date) on or before the date of the Class A Change of Control, divided by (ii) an amount equal to ninety-five percent (95%) of the Average VWAP for the thirty (30) consecutive Trading Days ending on the Trading Day immediately preceding the closing date of the Class A Change of Control; provided, however, that such conversion rate shall in no event exceed a value per Class A Preferred Unit equal to (aa) one hundred twenty percent (120%) of the Class A Issue Price, in the case of a Class A Change of Control occurring prior to the first anniversary of the Class A Closing Date,

(bb) one hundred thirty percent (130%) of the Class A Issue Price, in the case of a Class A Change of Control occurring on or after the first anniversary but prior to the second anniversary of the Class A Closing Date, and (cc) one hundred forty percent (140%) of the Class A Issue Price, in the case of a Class A Change of Control occurring on or after the second anniversary but prior to the third anniversary of the Class A Closing Date.

(3) If the Partnership is the surviving entity of such Class A Change of Control, continue to hold Class A Preferred Units; or

(4) Require the Partnership to exchange the Class A Preferred Units held by such Class A Preferred Unitholder at a price per Class A Preferred Unit equal to the sum of (a) the product of (i) one hundred one percent (101%) and (ii) the sum of the Class A Issue Price, plus (b) all Class A Unpaid Distributions on the applicable Class A Preferred Unit, plus (c) Class A Partial Period Distributions on the applicable Class A Preferred Unit to the exchange date. Any exchange pursuant to this clause 4 shall be paid in cash, or, in lieu thereof, Common Units – Class A or a combination of cash and Common Units – Class A, as determined by the General Partner. If all or any portion of such exchange obligation is to be satisfied by issuance of Common Units – Class A, the Common Units – Class A to be issued shall be valued at ninety-five percent (95%) of the Average VWAP for the thirty (30) consecutive Trading Days ending on the fifth Trading Day immediately preceding the closing date of the Class A Change of Control. No later than three (3) Trading Days prior to the consummation of such Class A Change of Control, the Partnership shall deliver a written notice to the Record Holders of the Class A Preferred Units stating the date on which the Class A Preferred Units will be exchanged and the Partnership’s computation of the amount of cash or Common Units – Class A to be received by the Record Holder upon exchange of such Class A Preferred Units. If the Partnership shall be the surviving entity of such Class A Change of Control, then no later than ten (10) Business Days following the consummation of such Class A Change of Control, the Partnership shall remit the applicable cash or Common Unit consideration to the Record Holders of then Outstanding Class A Preferred Units. If the Partnership shall not be the surviving entity of such Class A Change of Control, then the Partnership shall remit the applicable cash or Common Unit consideration immediately prior to the consummation of the Class A Change of Control. The Record Holders making an election under this clause 4 shall deliver to the Partnership any certificates representing the Class A Preferred Units as soon as practicable following the exchange.

Record Holders of the Class A Preferred Units shall retain all of the rights and privileges thereof unless and until the consideration due to them as a result of such exchange shall be paid in full in cash or Common Units – Class A, as applicable. After any such exchange, any such exchanged Class A Preferred Unit shall no longer constitute an issued and Outstanding Limited Partner Interest.

(C) In connection with any Class A Change of Control, as a result of which the Partnership is not the surviving entity and the surviving entity is not a public company that is subject to the reporting obligations of the Exchange Act, if a Class A Preferred Unitholder elects to require the Partnership to exchange its Outstanding Class A Preferred Units and the General Partner elects to exchange all or any such part of such holder’s Class A Preferred Units for cash pursuant to Section 5.12(b)(v)(B)(4) above, then such Class A Preferred Unitholder shall have the option to acquire, at a per-unit price and on such other reasonable and customary terms as may be agreed by all such electing Class A Preferred Unitholders and the surviving entity, common equity in the surviving entity with an aggregate cash value (based on such mutually agreed per-unit price) up to the amount of the aggregate proceeds to be received by such Class A Preferred Unitholder pursuant to such exchange.

(vi) Class A Distribution Amount Reset and Redemption.

(A) For a period of thirty (30) days following (1) the fifth anniversary of the Class A Closing Date and (2) each subsequent anniversary of the Class A Closing Date (each such thirty-day (30-day) period, a “Class A Reset Election Period”), the Class A Preferred Unitholders, upon approval of a Class A Preferred Unit Reset Majority, may make a one-time election to reset the Class A Preferred Unit Distribution Amount to a cash amount per Class A Preferred Unit equal to the amount that would be payable per Quarter if a Class A Preferred Unit accrued interest on the face amount thereof at an annualized rate equal to the greater of (a) ten and three-fourths percent (10.75%), if the Common Units – Class A are trading at a price that is less than one hundred ten percent (110%) of the Class A Issue Price, as adjusted in accordance with Section 5.12(b)(iv)(F), or (b) Three-Month LIBOR plus 750 basis points.

(B) If the Class A Preferred Unitholders elect to reset the Class A Preferred Unit Distribution Amount pursuant to Section 5.12(b)(vi)(A), then the Partnership may, at its option, within thirty (30) days after the end of the applicable Class A Reset Election Period, by delivering written notice to the Class A Preferred Unitholders, redeem for cash all or any portion of the Outstanding Class A Preferred Units, but not less than the Class A Minimum Redemption Amount, at a price per Class A Preferred Unit equal to the sum of (1) (a) one hundred ten percent (110%) of the

Class A Liquidation Value, with respect to a redemption occurring prior to the seventh anniversary of the Class A Closing Date, and (b) one hundred five percent (105%) of the Class A Liquidation Value thereafter; provided that any such redemption by the Partnership shall be allocated among the Class A Preferred Unitholders on a Pro Rata basis or on such other basis as may be agreed upon by the Class A Preferred Unitholders. Such written notice shall state the date on which the Class A Preferred Units will be redeemed (such date not to be more than thirty (30) days following delivery of such notice) and the Partnership’s computation of the amount of cash to be received by the Class A Preferred Unitholder upon redemption of such Class A Preferred Units. Holders of the Class A Preferred Units shall retain all of the rights and privileges thereof unless and until the consideration due to them as a result of such redemption shall be paid in full in cash.

(vii) Fully Paid and Non-Assessable. Any Class A Conversion Unit(s) delivered pursuant to this Section 5.12 shall be (1) newly issued and (2) duly authorized, validly issued, fully paid and non-assessable Limited Partner Interests, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or this Agreement, and if the Common Units – Class A are then listed or quoted on the New York Stock Exchange or any other National Securities Exchange or other market, the Partnership shall list or cause to have quoted and keep listed and quoted the Common Units – Class A issuable upon conversion of the Class A Preferred Units to the extent permitted or required by the rules of such exchange or market.

(viii) Certificates.

(A) If requested by a Class A Preferred Unitholder, the Class A Preferred Units shall be evidenced by certificates in such form as the Board of Directors may approve. The certificates evidencing Class A Preferred Units shall be separately identified and shall not bear the same CUSIP number, if any, as the certificates evidencing Common Units.

(B) The certificate(s) representing the Class A Preferred Units may be imprinted with a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE

CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN (i) THE FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF THE PARTNERSHIP, DATED AS OF DECEMBER 28, 2010, AS AMENDED OR RESTATED FROM TIME TO TIME, AND (ii) THE CLASS A CONVERTIBLE PREFERRED UNIT PURCHASE AGREEMENT, DATED AS OF AUGUST 2, 2017, BY AND AMONG THE PARTNERSHIP AND THE PURCHASERS PARTY THERETO, IN EACH CASE, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”

(ix) Notices. The Partnership shall distribute to the Record Holders of Class A Preferred Units copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the Record Holders of Common Units – Class A, at such times and by such method as such documents are distributed to such Record Holders of such Common Units – Class A.

(x) Tax Estimates.

(A) On or before March 15 of each calendar year, the Partnership shall provide each Class A Preferred Unitholder a good faith estimate (and reasonable supporting calculations) of whether there was sufficient Unrealized Gain attributable to the Partnership property as of December 31 of the previous year such that, if any of such Class A Preferred Unitholder’s Class A Preferred Units were converted into Common Units – Class A and such Unrealized Gain was allocated to such Class A Preferred Unitholder pursuant to Section 6.1(d)(xii), such Class A Preferred Unitholder’s Capital Account in respect of its Common Units – Class A would be equal to the Per Unit Capital Amount for a Common Unit – Class A without any need for corrective allocations under Section 6.2(i). In addition, on or before March 1 of each calendar year, the Partnership shall provide to each Class A Preferred Unitholder holding Class A Preferred Units in the previous taxable year a good faith estimate of the amount of gross taxable income that will be allocated to the Class A Preferred Unitholder for the previous taxable year attributable to its ownership of Class A Preferred Units.

(B) On and after the first date on which the Class A Preferred Units are convertible pursuant to Section 5.12(b)(iv)(A), following receipt of a written request from any Class A Purchaser that, together with its Affiliates, acquired Class A Preferred Units on the Class A Closing Date with an aggregate Class A Issue Price of at least $100 million, so long as such Class A Purchaser or any of its respective Affiliates continues to own Class A Preferred Units, the Partnership shall provide such Class A Purchaser with a good faith estimate (and reasonable supporting calculations) of whether there is sufficient Unrealized Gain attributable to the Partnership property on the date of such request such that, if any of the Class A Purchaser’s Class A Preferred Units were converted into Common Units – Class A and such Unrealized Gain was allocated to such Class A Purchaser pursuant to Section 6.1(d)(xii), such Class A Purchaser’s Capital Account in respect of its Common Units – Class A would be equal to the Per Unit Capital Amount for a Common Unit – Class A without any need for corrective allocations under Section 6.2(i). Each such Class A Purchaser, together with its Affiliates, shall be entitled to make such a request not more than once per calendar year.

16. Sections 6.1(a) - (c) are hereby amended and restated in their entirety as follows:

6.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein.

(a) Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated to the holders of Common Units in accordance with their Percentage Interests.

(b) Net Loss. Net Loss for each taxable period (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period) shall be allocated as follows:

(i) First, to the holders of Common Units, in accordance with their Percentage Interests; provided, that Net Loss shall not be allocated pursuant to this Section 6.1(b)(i) to the extent such allocation would cause any holders of Common Units to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account);

(ii) Second, to the holders of Common Units, to the extent of and in proportion to the positive balances in their Adjusted Capital Accounts attributable to their Common Units; and

(iii) Third, to the Class A Preferred Unitholders, to the extent of and in proportion to the positive balances in their Adjusted Capital Accounts attributable to their Class A Preferred Units.

(c) [Intentionally Deleted].

17. Section 6.1(d)(ii) is hereby amended and restated in its entirety as follows:

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

18. Section 6.1(d)(x) is hereby renumbered as Section 6.1(d)(xi) and Article VI is hereby amended to add a new Section 6.1(d)(x) as follows:

(x) Allocations with Respect to Class A Preferred Units. Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations):

(A) Items of Partnership gross income shall be allocated to the Class A Preferred Unitholders, Pro Rata, until the aggregate amount of gross income allocated to each Class A Preferred Unitholder pursuant hereto for the current taxable period and all previous taxable periods is equal to the cumulative amount of all cash distributions made with respect to such Class A Preferred Unit pursuant to Section 5.12(b)(i) from the date such Class A Preferred Unit was issued to a date 60 days after the end of the current taxable year (and for the avoidance of doubt, without taking into account the cash distributions treated as made to the Class A Preferred Unitholders pursuant to Section 5.12(b)(i)(F)).

(B) Items of Partnership gross income shall be allocated to the Class A Preferred Unitholders, Pro Rata, until the aggregate amount of gross income allocated to each Class A Preferred Unitholder pursuant hereto for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Net Losses allocated to such Class A Preferred Unitholder pursuant to Section 6.1(b)(iii) for all previous taxable years.

(C) If (1) prior to the conversion of the last Outstanding Class A Preferred Unit (a) the Liquidation Date occurs or (b) Sale Gain or Sale Loss is recognized, and (2) after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs or Sale Gain or Sale Loss is recognized, the Per Unit Capital Amount of each Class A Preferred Unit does not equal or exceed the Class A Liquidation Value, then items of gross income, gain, loss and deduction for such taxable period shall be allocated among the Partners in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Per Unit Capital Amount in respect of each Class A Preferred Unit to equal the Class A Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Per Unit Capital Amount balances described above, items of gross income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs or Sale Gain or Sale Loss is recognized, reallocated from the Unitholders holding Units other than Class A Preferred Units to Unitholders holding Class A Preferred Units. If (i) the Liquidation Date occurs or Sale Gain or Sale Loss is recognized on or before the date (not including any extension of time) prescribed by law for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs or Sale Gain or Sale Loss is recognized and (ii) the reallocation of items for the taxable period in which the Liquidation Date occurs or Sale Gain or Sale Loss is recognized as set forth above in this Section 6.1(d)(x)(C) fails to achieve the Per Unit Capital Amounts described above, then items of gross income, gain, loss and deduction for such prior taxable period shall be reallocated among all Partners in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(x)(C), cause the Per Unit Capital Amount in respect of each Class A Preferred Unit to equal the Class A Liquidation Value.

19. Section 6.1(d) is hereby amended to add a new Section 6.1(d)(xii) as follows:

(xii) Exercise of Noncompensatory Options. In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s) and as provided in Section 5.5(d)(i), immediately after the conversion of a Limited Partner Interest into Common Units (each such Common Unit a “Conversion Unit”) upon the exercise of a Noncompensatory Option, the Carrying Value of each Partnership property shall be adjusted to reflect its fair market value immediately after such conversion and any resulting Unrealized Gain (if the Capital Account of each such Conversion Unit is less than the Per Unit Capital Amount for a then Outstanding Common Unit – Class A) or Unrealized Loss (if the Capital Account of each such Conversion Unit is greater than the Per Unit Capital Amount for a then Outstanding Common Unit – Class A) will be allocated to each Partner holding Conversion Units in proportion to and to the extent of the amount necessary to cause the Capital Account of each such Conversion Unit to equal the Per Unit Capital Amount for a then Outstanding Common Unit – Class A. Any remaining Unrealized Gain or Unrealized Loss will be allocated to the Partners pursuant to Section 6.1(a) and Section 6.1(b).

20. Section 6.2 is hereby amended to add a new Section 6.2(i) as follows:

(i) If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x). In the event such corrective allocations are necessary, the Class A Preferred Unitholders agree to remain a partner of the Partnership until such allocations are completed, and the General Partner agrees to make such allocations as soon as practicable, even if such allocations are not consistent with Section 706 of the Code and any Treasury Regulations thereunder.

21. Section 6.3(a) is hereby amended and restated in its entirety as follows:

(a) Subject to Section 5.12, within forty-five (45) days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed (i) first, in accordance with Article V to the holders of Class A Preferred Units as provided therein, and (ii) second, in accordance with this Article VI to the holders of Common Units based upon their Percentage Interests as of the Record Date selected by the General Partner. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make any distributions to any Partner on account of its interest in the Partnership if such distribution would violate the Delaware Act.

22. Section 6.3(e) is hereby amended and restated in its entirety as follows:

(e) Subject to Section 5.12, all distributions of cash and other property shall be made to the holders of Common Units, Pro Rata.

23. Section 7.1(a) is hereby amended by adding “5.12 and” immediately after “Section” and immediately before “7.3”.

24. Section 9.3 is hereby amended and restated in its entirety as follows:

9.3 Tax Controversies. Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in Section 6231(a)(7) of the Code as in effect prior to the enactment of the Bipartisan Budget Act of 2015) and the “partnership representative” (as defined in Section 6223 of the Code following the enactment of the Bipartisan Budget Act of 2015) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. In its capacity as

“partnership representative,” the General Partner shall exercise, in its sole discretion, any and all authority of the “partnership representative” under the Code, including, without limitation, (a) binding the Partnership and its Partners with respect to tax matters and (b) determining whether to make any available election under Section 6226 of the Code. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings. Each Partner agrees that notice of or updates regarding tax controversies shall be deemed conclusively to have been given or made by the General Partner if the Partnership has either (i) filed the information for which notice is required with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such information is publicly available on such system or (ii) made the information for which notice is required available on any publicly available website maintained by the Partnership, whether or not such Partner remains a Partner in the Partnership at the time such information is made publicly available. The General Partner may amend the provisions of this Agreement as determined appropriate in order to minimize the potential U.S. federal and state or local income tax consequences to current and former Limited Partners, and for the proper administration of the Partnership, upon any amendment to the provisions of Subchapter C of Chapter 63 of Subtitle A of the Code, as enacted by the Bipartisan Budget Act of 2015, or the promulgation of regulations or publication of other administrative guidance thereunder.

25. Section 10.1 is hereby amended and restated in its entirety as follows:

10.1 Admission of Substituted Limited Partner. By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest (including uncertificated Common Units – Class A and uncertificated Class A Preferred Units) shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (adapted as appropriate to reflect the terms of the Class A Preferred Units) (a) if the Limited Partner Interest is certificated, the right to negotiate such Certificate and the right to transfer the right to request admission as a Substituted Limited Partner in respect of the transferred Limited Partner Interests and (b) in the event the Limited Partner Interest is an uncertificated Common Unit – Class A or uncertificated Class A Preferred Unit, the right to transfer the right to request admission as a Substituted Limited Partner in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest (other than a transferee of Class A Preferred Unit) (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Limited Partner Interest so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (x) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner’s discretion, and (y) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner. Each transferee of a Class A Preferred Unit (including any nominee holder or an agent acquiring such Class A Preferred Unit for the account of another Person) who executes and delivers a Transfer Application (adapted as appropriate to reflect the terms of the Class A Preferred Units) shall, by virtue of such execution and delivery, become a Substituted Limited Partner with respect to such Class A Preferred Unit upon receipt by the General Partner of such Transfer Application.

26. Section 11.3 is hereby amended by adding “(other than pursuant to Section 5.12(b)(i)(D)(3))” after “elect Directors to the Board of Directors” and before “pursuant to”.

27. Section 12.4(c) is hereby amended and restated in its entirety as follows:

(c) Liquidation Distributions. All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (including the allocation provided for under Section 6.1(d)(x)(C), which allocates items of gross income, gain, loss and deduction among the Partners to the maximum extent possible to provide a preference in liquidation to the Capital Account of the Class A Preferred Units over the Capital Accounts of Class A Junior Securities, but excluding adjustments made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence); provided that any cash or cash equivalents available for distribution under this Section 12.4(c) shall be distributed with respect to the Class A Preferred Units (up to the positive balances in the associated Capital Accounts) prior to any distribution of cash or cash equivalents with respect to any Class A Junior Securities.

28. Section 13.4(b)(xi) is hereby amended and restated as follows:

(xi) Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 13.4(b) shall at all times be subject to the provisions of the Unitholder Rights Agreement, Section 5.12(b)(i)(D)(3) and Section 11.3.

29. Section 15.1 is hereby amended to add a new Section 15.1(d) as follows:

(d) This Article XV shall not apply to any holder of Class A Preferred Units.

30. Article XVI is hereby amended to add a new Section 16.11 as follows:

16.11 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, each Partner hereto, covenants, agrees and acknowledges that with respect to the obligations of each of KKR and GSO hereunder, no Person other than KKR or GSO, as applicable, shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse therefor or under any documents, agreements, or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of KKR or GSO, as applicable, (or any of its successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of KKR or GSO, as applicable, (or any of its successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Partners (each, but excluding for the avoidance of doubt, the Partners, a “KKR Affiliate” or “GSO Affiliate”, as applicable), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the KKR Affiliates or GSO Affiliates, as applicable, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; it being expressly agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any KKR Affiliate or GSO Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered in connection herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

31. The Partnership Agreement is hereby amended to delete all references to Waiver Units.

B. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D. Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

E. Miscellaneous. Notwithstanding anything herein to the contrary, all measurements and references related to Unit prices, Unit numbers and distribution amounts (other than those expressed in percentages) herein, shall be, in each instance, appropriately adjusted for unit splits, combinations, distributions and the like.

F. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

(Signature page follows)

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

GENESIS ENERGY, LLC

By:	/s/ Grant E. Sims
Name:	Grant E. Sims
Title:	Chief Executive Officer and Chairman of the Board

FIRST AMENDMENT TO

FIFTH AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP OF GENESIS ENERGY, L.P.

FORM OF NOTICE OF CONVERSION

CLASS A CONVERTIBLE PREFERRED UNIT CONVERSION NOTICE

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER

TO CONVERT CLASS A PREFERRED UNITS)

[Date]

The undersigned hereby elects to convert the number of Class A Convertible Preferred Units (“Class A Preferred Units”) of Genesis Energy, L.P., a Delaware limited partnership (the “Partnership”), indicated below into Common Units – Class A (“Common Units”) of the Partnership, according to the conditions hereof, as of the date written below. If Common Units are to be issued in the name of a person other than the holder of such Class A Preferred Units, such holder will pay all transfer taxes payable with respect thereto and will deliver such certificates and opinions as may be required by the Partnership or its transfer agent. No fee will be charged to the holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of Class A Preferred Units to be Converted:

Total Amount of Accrued, Accumulated and Unpaid Class A Preferred Unit Distributions:

Applicable Class A Conversion Ratio:

Number of Common Units to be Issued:

Name in which Certificate for Common Units to be Issued:

Address for Delivery:

[REGISTERED HOLDER]

By:
Authorized Officer:
Title: